                                                                      EXHIBIT C


                                  AMENDMENT TO
                         OPTION AND PURCHASE AGREEMENT


         THIS AMENDMENT TO OPTION AND PURCHASE AGREEMENT (this "Amendment") is entered into as of this 11th day of August, 1998, by and between Foreland CORPORATION, a Nevada corporation ("Foreland") on the one hand, and PETRO SOURCE CORPORATION, a Utah corporation ("Petro Source Corporation"), FORELAND refining CORPORATION, a Texas corporation ("Foreland Refining"), and PETROSOURCE TRANSPORTATION, a Utah corporation ("Petrosource Transportation"), on the other (Petro Source Corporation, Foreland Refining, and Petrosource Transportation are collectively referred to as "PSC"), based on the following:

                                    PREMISES

         A. Foreland, Petro Source Corporation, and Petrosource Transportation are parties to that certain Option and Purchase Agreement dated December 31, 1997 (the "Option and Purchase Agreement"). Foreland Refining is a successor, through merger, to Petro Source Refining Corporation, a Utah corporation ("Petro Source Refining"), which was also a party to the Option and Purchase Agreement.

         B. In May 1998, Foreland exercised its option to purchase the Business and Business Assets as defined in the Option and Purchase Agreement, and the parties are obligated to close that transaction.

         C. The parties desire to amend the Option and Purchase Agreement in order to modify certain provisions thereof to reflect changes and modifications that have been agreed to since the execution of the Option and Purchase Agreement, including the restructuring of the transaction as the acquisition of certain assets of Foreland Refining, including the stock of Petrosource Transportation, by a newly-formed, wholly-owned subsidiary of Foreland, Foreland Asset Corporation ("Foreland Asset"), followed by the acquisition by Foreland of Foreland Refining, rather than the sale of assets of Petro Source Refining and Petrosource Transportation to Foreland as originally contemplated by the Option and Purchase Agreement.

         D. The parties desire to ratify and reaffirm all of the terms and conditions of the Option and Purchase Agreement, except those provisions specifically modified by the terms of this Amendment.

                                   AGREEMENT

         NOW, THEREFORE, based on the foregoing premises, and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

         1. PSC Employees. The following provision will be added to the end of
Section 2.10 of the Option and Purchase Agreement:

                  (c) Foreland Refining or Petrosource Transportation will hire the PSC employees contemplated by Section 2.10(b) as of August 15, 1998. Between the Closing Date and August



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         14, 1998, such employees will remain in the employment of PSC and shall be made available to Foreland Refining or Petrosource Transportation pursuant to a Transition Services Agreement between the parties.

         2. The Purchase. Section 3.01 of the Option and Purchase Agreement is amended to read in its entirety as follows:

                  Section 3.01 The Purchase. As a result of Foreland exercising its Option as set forth in Article II of the Option and Purchase Agreement, (i) Foreland Refining shall sell to Foreland Asset all of the issued and outstanding stock of Petrosource Transportation and the Business Assets set forth in subparagraphs (a), (b), (k), and (n) below that are owned by it; and (ii) after completion of the sale of assets contemplated by subparagraph (i) and the distribution of the proceeds from such sale to Petro Source Corporation, Petro Source Corporation shall sell, and Foreland shall purchase, all of the issued and outstanding stock of Foreland Refining. References in this Agreement to the acquisition of the Business and Business Assets shall be read to mean the acquisition of the Business and Business Assets through the purchase of the assets to be sold to Foreland Asset and the subsequent purchase of the issued and outstanding stock of Foreland Refining. The Business and Business Assets shall, subject to the Excluded Assets identified in Section 3.02, consist of the following:

                           (a) (i) all tangible personal property owned by PSC
                  and located at, or used in connection with, the operation of the Eagle Springs Refinery, the Tonopah Refinery (excluding the emulsifier and the two asphalt spreader trucks and related equipment), (ii) the roofing asphalt equipment located at the Fredonia Terminal (provided Foreland, at its own expense, removes such equipment from PSC's property within 24 months after the Closing Date, otherwise the ownership of such equipment shall revert to Crown Asphalt Distribution, L.L.C.), and (iii) the rights of PSC as lessee of all tangible personal property leased, including the equipment, tools, vehicles, furniture and fixtures, and supplies described in Exhibit "A" (the "Tangible Personal Property");

                           (b) all of PSC's rights as lessee or holder of
                  rights-of-way to the real property and all buildings and improvements thereon on which the Eagle Springs Refinery and the Tonopah Refinery are located, as more particularly described in Exhibit "B" (the "Real Property");

                           (c) all inventory of PSC existing as of the
                  Effective Time which was purchased in furtherance of the Business, as described in Exhibit "C" (the "Inventory");

                           (d) all of the notes and trade and other accounts
                  receivable associated with the Eagle Springs Refinery, the Tonopah Refinery, or Petrosource Transportation existing as of the Effective Time, as described in Exhibit "D" (the "Accounts Receivable");

                           (e) all cash, cash equivalents, and prepaid expenses
                  held by Foreland Refining or Petrosource Transportation;

                           (f) all of PSC's rights under (i) those crude oil
                  and transmix purchase contracts and agreements described in Exhibit "E" which were entered into by PSC in the ordinary course of business and are executory, and (ii) all contracts and agreements




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                  intended to facilitate the sale of asphalt or other refinery products manufactured at the Eagle Springs or Tonopah refineries (together, the "Contract Rights");

                           (g) lists of current and past (within the preceding
                  two years) customers and lists of prospective customers (i.e., persons with whom PSC has discussed potential sales and from whom PSC has received what PSC believes to be serious expressions of interest) of the Business compiled by PSC including, to the extent the same is in the possession of PSC, the name, address, contact person, and telephone number of each such customer or prospective customer (the "Customer Lists"), set forth on Exhibit "F";

                           (h) all lists of current and past (within the
                  preceding two years) suppliers and all files, records, and data used in connection with the Business;

                           (i) those prepaid expenses, fees, deposits, letters
                  of credit, or bonds with respect to the Business or Business Assets, including those set forth on Exhibit "G," (the "Prepaid Expenses");

                           (j) to the extent they are assignable, all federal,
                  state, or local licenses, permits, or approvals granted or used in connection with the operation of the Business or the Business Assets;

                           (k) all of PSC's rights under warranties covering
                  the Tangible Personal Property being transferred hereunder to the fullest extent permitted by such warranties;

                           (l) all intellectual property of PSC necessary to the
                  operation of the Business, including the proprietary scheduling software used in connection with Petrosource Transportation and the right to use any trade secrets, confidential or proprietary information, or general processes used by PSC in the conduct of the Business, together with the Melt Pac(TM) License from Petro Source Asphalt Company dated as of May 31, 1998, all as described in Exhibit "H" (the "Intellectual Property");

                           (m) the current telephone number(s) used in
                  connection with the Business at its locations in Eagle Springs and Tonopah, Nevada, and telephone and other directory listings used by PSC in the operation of the Business other than the Salt Lake City numbers;

                           (n) to the extent permitted by the carrier without
                  financial assurances or continued obligation by Petro Source Corporation, all contracts of insurance relating to the Business or Business Assets and all claims, casualties, or other occurrences prior to the Closing Date and prepaid premiums or deposits related thereto, which policies are specific to and separately maintained for the Business Assets, as described in Exhibit "I" (the "Insurance Policies");

                           (o) originals or copies of all accounting,
                  operating, management, and other business records in documentary or electronic form relating to the Business or Business Assets (provided, however, PSC may maintain a record copy of any such items);

                           (p) the rights of PSC under all confidentiality,
                  non-competition, or similar agreements with present or former employees, consultants, and others associated with PSC insofar as related to the Business;



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                           (q) the goodwill of PSC associated with the
                  Business, including the right to use the name "Petrosource Transportation" but excluding the use of the name "Petro Source Refining"; and

                           (r) all other assets of PSC used to carry out the
                  Business or part of the Business Assets not included in any specific provision of the foregoing subsections existing as of the Effective Time which are not excluded in section 3.02.

         3. Excluded Assets. Section 3.02 is amended by adding a new subsection
(h) to immediately follow subsection (g) thereof and to read as follows:

                           (h) the accounts receivable of Foreland Refining
                  that are not included in the amount set forth in paragraph
                  (c) of the Closing Statement, which accounts receivable shall be, and are hereby, assigned to Petro Source Corporation.

         4. Assumed Obligations. Section 3.03 is amended to read in its entirety as follows:

                  Section 3.03 Obligations. On the Closing Date, Foreland Refining and/or Petrosource Transportation shall be obligated on or Foreland Asset shall and does hereby assume, as the case may be, the following obligations and liabilities with respect to the Business and Business Assets for all periods subsequent to the Effective Time, in accordance with their respective terms and subject to the respective conditions thereof, such obligations and liabilities to be held or assumed by the entity identified by the parties at the Closing:

                           (a) all obligations of PSC under the leases or
                  rights-of-way set forth on Exhibit K-1 relating to the Tangible Personal Property or the Real Property;

                           (b) all current trade accounts payable and other
                  current liabilities as of the Effective Time, that arose in the ordinary course of the Business, all to be set forth in Exhibit K-2 of the Closing Exhibits;

                           (c) all liabilities and obligations of PSC to be
                  paid or performed after the Effective Time under the contracts and other agreements set forth on Exhibit K-3 relating to the Business and Business Assets being conveyed hereunder;

                           (d) all liabilities in respect of any taxes for the
                  period beginning on the Effective Time; and any other accrued, but unpaid liabilities for taxes, as of the Effective Time and set forth in the Closing Schedule (real and personal property taxes shall be prorated between Foreland Refining and Petro Source Corporation as of the Effective Time); and

                           (e) other obligations listed on Exhibit K-4.

         5. Excluded Liabilities. Section 3.04 of the Option and Purchase Agreement is amended to read in its entirety as follows:




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                  Section 3.04. Excluded Liabilities. Unless the liability is reflected on the Closing Statement or Adjustment Statement (as those terms are defined in Section 3.05A), neither Foreland, Foreland Refining, Foreland Asset, nor Petrosource Transportation shall assume or be obligated to pay, perform, or otherwise discharge the following:

                           (a) any liability or obligation of PSC direct or
                  indirect, known or unknown, absolute or contingent not expressly assumed pursuant to section 3.03 or otherwise pursuant to this Agreement;

                           (b) any liability arising out of the
                  employer/employee relationship between PSC and its employees prior to the hiring of such employees by Foreland Refining or Petrosource Transportation, including liabilities for accrued bonuses, vacation, personal leave, or other amounts for the benefit of employees of the Business (the "Employee Benefits"); provided, however, Foreland Refining shall be responsible for payments to Petro Source Corporation required by the Transition Services Agreement;

                           (c) taxes for any period prior to the Effective Time
                  (real and personal property taxes shall be prorated between Foreland Refining and Petro Source Corporation as of the Effective Time);

                           (d) the accounts payable listed on Schedule 3.04;
                  and

                           (e) any liability as to which Petro Source
                  Corporation has indemnified Foreland, Foreland Refining, Petrosource Transportation, and/or Foreland Asset pursuant to the Environmental Indemnification Agreement.

         At the Closing, PSC shall deliver to Foreland, Foreland Asset, Foreland Refining, and Petrosource Transportation full and complete releases from any Excluded Liability for which they might be liable or to which the Business or Business Assets may be subject, including releases of all financing statements or other security documents, related to such Excluded Liability (the "Releases").

         6. Amount of Purchase Price. Section 3.05 of the Option and Purchase Agreement is amended to read in its entirety as follows:

                  Section 3.05 Amount of Purchase Price. The consideration payable by Foreland for the purchase (the "Purchase Price") of the Business and Business Assets shall be five million dollars ($5,000,000)(the "Base Price"), plus:

                           (a) the sum of the current assets (except to the
                  extent set forth in Section 3.02), as of May 31, 1998, as determined in accordance with GAAP (except that finished goods inventory will be valued at market), held by Foreland Refining and/or Petrosource Transportation;

                           (b) a negative amount equal to the sum of the
                  current liabilities, as of May 31, 1998, as determined in accordance with GAAP, for which Foreland Refining, Foreland Asset, and/or Petrosource Transportation will continue to be liable subsequent to the Closing, excluding, however, the amount of $470,604 in intercorporate advances from Petro Source Corporation to Petrosource Transportation (which liability shall be paid prior to the Closing Date), and further excluding the current portion of long term liabilities or liabilities under operating leases that are not properly attributable to the period prior to the Effective Date in accordance with GAAP;




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                           (c) the sum of all capital contributions made by
                  Petro Source Corporation to Foreland Refining and/or Petrosource Transportation since December 31, 1997 (other than the amount of $470,604 contributed to Petrosource Transportation by Petro Source Corporation prior to the Closing Date to enable Petrosource Transportation to repay the same amount in a current account payable owing to Petro Source Corporation);

                           (d) a negative amount equal to all distributions,
                  other than distributions of Excluded Assets or the cash proceeds of the sale by Foreland Refining of certain of its assets to Foreland Asset as contemplated by Section 3.01, made by Foreland Refining and/or Petrosource Transportation since May 31, 1998;

                           (e) a positive amount equal to capital expenditures
                  made by Foreland Refining's predecessor or Petrosource Transportation between December 31, 1997, and May 31, 1998, which added to the Business or Business Assets;

                           (f) a negative amount equal to the net proceeds from
                  the sale by Foreland Refining's predecessor or Petrosource Transportation between December 31, 1997, and May 31, 1998, of portions of the Business or Business Assets;

                           (g) any unpaid portion of the Option Consideration;
                  and

                           (h) 100,000 shares of Foreland Stock (the "Original
                  Shares"), the resale of which by PSC shall be covered by an effective Registration Statement in accordance with Article IX.

         7. Closing Amounts and Payments. A new Section 3.05A shall be added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 3.05A Estimated Purchase Price. The calculation of the Purchase Price as contemplated by Section 3.05 of the Agreement shall be based on an estimate and adjusted to actual results as follows:

                           (a) Closing Statement. Petro Source Corporation has
                  prepared and delivered to Foreland a statement (the "Closing Statement") setting forth estimates of the items specified in subsections 3.05(a) through (f) (the "Estimated Adjustments to Base Price"). The Closing Statement shall contain and shall have attached thereto such supporting documentation and other data as is reasonably necessary to provide a basis for the Estimated Adjustments to Base Price shown therein. The Estimated Adjustments to Base Price shall be based upon actual information available to Petro Source Corporation at the time of preparation of the Closing Statement and upon its good faith estimates and assumptions. Foreland and its representatives shall be provided access to all of PSC's books, records, computer runs and other documents containing information on which the Estimated Adjustments to Base Price are based for the purpose of conducting a review as Foreland may deem appropriate.

                           (b) Closing Purchase Price. The Purchase Price to be
                  used for the purposes of Closing (the "Closing Purchase Price") shall be the Base Price, the items described in



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                  subsections 3.05(g) and (h), and the Estimated Adjustments to
                  Base Price computed as follows:

                                    (i) If the Estimated Adjustments to Base
                           Price shown in the Closing Statement on the Closing Date is negative, then the Purchase Price shall be reduced by the amount of such Estimated Adjustments to Base Price, or

                                    (ii) If the Estimated Adjustments to Base
                           Price shown in the Closing Statement is positive, then the Purchase Price shall be increased by the amount of such Estimated Adjustments to Base Price.

                           (c) Non-Cash Portion of Closing Purchase Price. The
                  Closing Purchase Price shall be paid in cash, except as follows:

                                    (i) The unpaid portion of the Option
                           Consideration payable in accordance with subparagraph 3.05(g) shall be paid through Petro Source Corporation's continuing sale of Option Shares in accordance with the provisions of subparagraphs (d) through (f) of section 2.02, except that Petro Source Corporation shall not be limited as to the number of shares that can be sold at any time or during any period as provided in subparagraph (f) of such section, and any Option Shares or the proceeds therefrom in excess of the balance of the Option Consideration due shall be returned to Foreland.

                                    (ii) The 100,000 Original Shares of
                           Foreland Stock identified in subparagraph 3.05(h), which shall be registered in the name of Petro Source Corporation and held and disposed of in accordance with the terms and conditions of subparagraph (e) of this section 3.05A..

                                    (iii) The net amount of the Estimated
                           Adjustments to Base Price shall be paid by the delivery by Foreland to Petro Source Corporation at the Closing of 763,602 shares of Foreland Stock (the "Closing Shares"), which shall be registered in the name of Petro Source Corporation and held and disposed of in accordance with the terms and conditions of subparagraph (e) of this section 3.05A.

                           (d) Payments and Deliveries. Prior to 11:00 a.m.
                  Houston time on the Closing Date, Foreland shall (i) pay an amount equal to the Base Price for the account of Petro Source Corporation by wire transfer of funds to Petro Source Corporation's designated bank account, and (ii) deliver to Petro Source Corporation one or more certificates for the Original Shares and the Closing Shares. Petro Source Corporation shall deliver or cause to be delivered the Releases, as defined in Section 6.03A, together with all conveyances, instruments, and documents to be delivered by or on behalf of Petro Source Corporation at Closing.

                           (e) Delivery and Sale of Original Shares and Closing
                  Shares. The Original Shares and the Closing Shares shall be issued, held, and disposed of as follows:

                                    (i) At the earliest practicable date, but
                           in any event by the earlier of the date that is (A) 10 days after the filing by Foreland of a report containing




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                           historical and pro forma combined financial
                           information respecting the purchased Business and Business Assets pursuant to section 13 of the Securities Exchange Act of 1934, or (B) 75 days after the Closing Date, Foreland shall file, at its sole cost, a Registration Statement on such form as Foreland may select under the Securities Act covering the resale of the Closing Shares and the Original Shares, by and for the account of Petro Source Corporation, which shall be named as a selling shareholder in the Registration Statement, all as more particularly set forth in Article IX hereof. Foreland shall utilize its best efforts to obtain the effectiveness of the Registration Statement at the earliest practicable date and to maintain its effectiveness until June 30, 1999. In the event that all of the Closing Shares are not sold by Petro Source Corporation under the Registration Statement on or before December 31, 1998, Foreland shall pay interest to Petro Source Corporation in cash equal to 5.0% per annum multiplied by the difference between (i) the Estimated Adjustments to Base Price less (ii) the net proceeds realized by Petro Source Corporation from the sale of such Closing Shares. Such amounts shall be paid by Foreland to Petro Source Corporation on the last day of each month beginning with the last day of January 1999. The amount described in the preceding sentence shall be paid in addition to the interest Petro Source Corporation is entitled to receive pursuant to the following paragraph.

                                    (ii) Petro Source Corporation may cause to
                           be sold, at any time and from time-to-time and in accordance with the Registration Statement, that number of Closing Shares that yields proceeds, net of brokerage and other usual and customary transaction costs, the Estimated Adjustments to Base Price, plus simple interest on the unpaid balance from the Closing Date to the date such net proceeds from such sale are available to the account of Petro Source Corporation at the rate of 10% per annum (the "Realizable Amount"), provided, however, that Petro Source Corporation shall not sell or place an order to sell in the Nasdaq SmallCap Market that number of Closing Shares that would yield net proceeds of more than $400,000 in any consecutive 30 day period without Foreland's prior consent. There are no restrictions on the sale of the Original Shares of Foreland Stock delivered to Petro Source Corporation at Closing, other than in accordance with the Registration Statement.

                                    (iii) If the net proceeds from the sale of
                           Closing Shares are less than the Realizable Amount, Petro Source Corporation may demand that Foreland pay such deficiency, in which case Foreland shall, within five days after such demand, at its option, either pay such amount in cash in immediately available funds or deliver to Petro Source Corporation such additional shares of Common Stock as Foreland estimates will yield net proceeds in the amount sufficient for Petro Source Corporation to realize in cash the Realizable Amount (the "Additional Shares"). Should the proceeds from the Additional Shares prove to be insufficient for Petro Source Corporation to realize in cash the Realizable Amount, Petro Source Corporation may demand that Foreland pay such deficiency, in which case Foreland shall, within five days after such demand, pay Petro Source Corporation such deficiency in cash.






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



                                    (iv) If any Closing Shares or Additional
                           Shares remain unsold after the receipt by Petro Source Corporation of the Realizable Amount, such shares shall be returned to Foreland for cancellation. If Closing Shares or Additional Shares have been sold for net proceeds in excess of the Realizable Amount, such excess proceeds shall also be delivered to Foreland. Petro Source Corporation agrees to provide Foreland with access to the records concerning the sales of Closing Shares and Additional Shares in order to permit Foreland to verify the amount realized by Petro Source Corporation on such sales.

         8. Post Closing Adjustment. A new Section 3.06A shall be added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 3.06A     Post Closing Adjustment.

                  (a) Adjustment Statement. As soon as practicable but in any event not later than 60 days following the Closing Date (the "Post Closing Date") Petro Source Corporation shall deliver to Foreland a statement (the "Adjustment Statement") setting forth the actual amounts of the items specified in subsection 3.05(a) through (f) based on the best information available to Petro Source Corporation as of the Post Closing Date. The Adjustment Statement shall be in such detail and shall contain or have attached thereto such supporting documentation as Foreland shall reasonably request. Foreland and its representatives shall be provided access to all of Petro Source Corporation's books, records, computer runs, and other documents containing information on which the Adjustment Statement is based for the purpose of conducting an audit thereof or such other review as Foreland may deem appropriate.

                  (b) Final Determination of Adjustments. The Adjustment Statement shall become final and binding on Petro Source Corporation and Foreland on the twentieth business day following the date the Adjustment Statement is received by Foreland, unless prior to such twentieth business day Foreland shall deliver to Petro Source Corporation notice of its disagreement with the contents of the Adjustment Statement, together with proposed changes thereto. If Foreland has delivered a notice of disagreement, then the Adjustment Statement will become final and binding upon written agreement between Foreland and Petro Source Corporation resolving all disagreements of Foreland. If the Adjustment Statement has not become final and binding by the thirtieth business day following its receipt by Foreland, then the Adjustment Statement shall be submitted to binding arbitration in accordance with the commercial rules of the American Arbitration Association, except that only one arbitrator shall be used. The fees and expenses of such arbitration shall be borne 50% by Petro Source Corporation and 50% by Foreland. The determination of the Adjustment Statement by such arbitration shall be final and binding upon Foreland and Petro Source Corporation.

                  (c) Adjustment Payments. On the day the Adjustment Statement becomes final and binding, Foreland and Petro Source Corporation shall make the following payments:

                           (i) If the mathematical sum of the actual amounts of
                  the items specified in subsections 3.05(a) through (h) as shown in the final and binding Adjustment Statement, is less than the mathematical sum of the items to specified in subsections 3.05(a) through (h) in the Closing Statement, then Petro Source Corporation shall pay Foreland an amount equal to such deficiency.





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



                           (ii) If the mathematical sum of the actual amounts
                  of the items specified in subsections 3.05(a) through (h) as shown in the final and binding Adjustment Statement, exceeds the mathematical sum of the items to specified in subsections 3.05(a) through (h) in the Closing Statement, then Foreland shall pay Petro Source Corporation an amount equal to such excess.

         Any payments required by this Section 3.06A shall be by wire transfer to the account designated by the party to receive such payment.

         9. Representations, Covenants, and Warranties of Petro Source Corporation. The lead-in paragraph to Article IV of the Option and Purchase Agreement is amended by substituting "Petro Source Corporation" for "PSC."

         10. Organization. Section 4.01 of the Option and Purchase Agreement is amended to read in its entirety as follows:

                  Section 4.01 Organization. Petro Source Corporation and Petrosource Transportation are each corporations duly organized, validly existing, and in good standing under the laws of the state of Utah. Foreland Refining Corporation is duly organized, validly existing, and in good standing under the laws of the state of Texas. Each of the corporations has the corporate power and are duly authorized, qualified, franchised, and licensed or shall have applied for licenses under all applicable laws, regulations, ordinances, and orders of public authorities to own all of their properties and assets and to carry on their business in all material respects as it is now being conducted. There is no jurisdiction in which any of such companies is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of such company. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of such companies' articles of incorporation or bylaws. Each of such companies has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated.

         11. Capitalization. A new Section 4.01A shall be added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 4.01A Capitalization. The authorized capital of Foreland Refining consists of 100,000 shares of common stock, par value $0.01, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are legally issued, fully paid, and nonassessable, and not issued in violation of the pre-emptive or other right of any person. No shares of the authorized capital of Foreland Refining are subject to any right held by any other person or entity to require the issuance of additional shares on the exercise or conversion of options, warrants, convertible debentures, or any other such rights. The authorized capital of Petrosource Transportation consists of 50,000 shares of common stock, with no par value, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are legally issued, fully paid, and nonassessable and are not issued in violation of the pre-emptive or other right of any person. Petrosource Transportation does not have any shares subject to issuance pursuant to the exercise or conversion of options, warrants, convertible debentures, or any other such rights held by any other person or entity.

         12. Financial Statements. A new subparagraph 4.03(a2) is added to read as follows:

                  (a2) Included in Schedule 4.03 to this Agreement is also the unaudited balance sheet of Petrosource Transportation as of March 31, 1998, and the related unaudited income statements for the three months ended March 31, 1998, and the years ended December 31, 1997, 1996, 1995, and 1994, which present fairly the results of operations and the financial position of Petrosource Transportation for the periods and as of the dates indicated in all respects which would be material to an entity consisting of Petrosource Transportation and Foreland Refining, except, however, with respect to matters that are customarily presented in footnotes to financial statements. All such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved, except that such financial statements have not been audited by independent outside accountants and do not contain the footnote disclosures required by GAAP.

         13. New Governmental Authorizations. A new Section 4.05A is added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 4.05A New Governmental Authorizations. PSC has either transferred to Foreland Refining, or caused Foreland Refining to apply for and/or obtain, the licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct the Business in all material respects as it was conducted on the date of this Agreement. No governmental agency has declined to issue any such authorization or indicated that any such authorization may not be issued and Petro Source Corporation is not aware of any reason that Foreland Refining may not be able to obtain any such authorization. To the extent not obtained prior to Closing, Petro Source Corporation represents and warrants that Foreland Refining will, in the normal course of events, be able to obtain all of the required authorizations material to the operation of the Business.

         14. Ownership of Stock. A new Section 4.21A is added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 4.21A Ownership of Stock. Petro Source Corporation hereby represents and warrants as follows: Petro Source Corporation is the sole beneficial and record owner of all of the issued and outstanding equity ownership of Foreland Refining which consists of 1,000 shares of common stock, par value $0.01 per share (the "Foreland Refining Common Stock"). The Foreland Refining Common Stock is held solely by Petro Source Corporation, and, upon Closing, will be free and clear of any and all liens, encumbrances, or claims by any other person or entity. Foreland Refining is the sole record and beneficial owner of all of the equity interest in Petrosource Transportation, which consists of 1,000 shares of common stock, no par value (the "Petrosource Transportation Common Stock"). The Petrosource Transportation Common Stock is held solely by Foreland Refining and, upon Closing, will be free and clear of any and all liens, encumbrances, or claims by any other person or entity.

         15. Certain Liabilities or Contingencies. New Sections 4.21B and 4.21C are hereby added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 4.21B Undisclosed Liabilities or Contingencies. Petro Source Corporation represents and warrants that to Petro Source Corporation's Current Actual Knowledge, upon Closing, neither Foreland Refining nor Petrosource Transportation have, or are liable for, any liabilities or contingencies, whether known or unknown, other than the Assumed Obligations, and Petro Source Corporation will indemnify and hold Foreland Refining and Petrosource Transportation harmless from any such liabilities or contingencies if such are discovered in the future, whether or not known by Petro Source Corporation at the Closing Date.

                  Section 4.21C Certain Environmental Matters. Notwithstanding anything to the contrary in the Option and Purchase Agreement and this Agreement and without respect to the disclosures set forth in Schedule
         4.18 or elsewhere to the Option and Purchase Agreement, Petro Source Corporation shall indemnify Foreland, Foreland Refining Corporation, and Petrosource Transportation and hold them harmless from all environmental matters with respect to the Business or Business Assets prior to the Closing Date in accordance with the provisions of the Environmental Indemnity Agreement executed and delivered by the parties at Closing.

         16. Releases. A new Section 6.03A is hereby added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 6.03A. Releases. Petro Source Corporation shall have delivered the Releases required by Section 3.04 to Foreland, such Releases to be in form suitable for filing and, if appropriate, recordation with the appropriate governmental offices.

         17. Closing Date Review and Deliveries. Section 6.06 of the Option and Purchase Agreement is hereby amended to read in its entirety as follows:

                  Section 6.06 Closing Date Review and Deliveries. On and as of the Closing Date, PSC shall, together with one or more representatives of Foreland, undertake a Closing Date review of PSC's books, records, and physical inventory. Petro Source Corporation shall provide Foreland with a true, correct, and complete list and amount, as of the most recent practicable date of the following items and represents that there will be no material change in such items as of the Closing Date, except as may occur in the ordinary course of the Business:

                           (a)      the Inventory;

                           (b)      the Tangible Personal Property;

                           (c) PSC's Accounts Receivable with respect to the
                  Business and a list of all shipped but unbilled shipments as of the Closing Date, including an aging thereof;

                           (d) PSC's trade accounts payable, accrued current
                  liabilities, and the Assumed Obligations with respect to the Business;

                           (e) all unfilled customer orders with respect to the
                  Business;

                           (f) all shipments made with respect to the Business
                  during the period from the date of this Agreement to the Closing Date;

                           (g) the Contract Rights;

                           (h) the Customer Lists;

                           (i) the Prepaid Expenses; and

                           (j) the federal, state, or local licenses held or
                  applied for by Foreland Refining or Petrosource
                  Transportation, including a summary of the status of all pending applications.

         None of the above information shall, in Foreland's sole reasonable judgment, be different from the information supplied by PSC in the Exhibits and Schedules delivered to Foreland on or before January 15, 1998, to an extent that, when all such differences are taken as a whole, result in the value of the Business and Business Assets being materially less than the value of such Business and Business Assets on January 15, 1998.

         18. Certain Other Matters. A new Section 6.09 is hereby added to the Option and Purchase Agreement to read in its entirety as follows:

                  Section 6.09 Certain Other Matters. Foreland Refining and Petro Source Corporation have (i) entered into a transportation agreement for product shipped from Petro Source Corporation's Fredonia, Arizona facility, if Foreland Refining determines that it has equipment and personnel available; and (ii) executed and delivered the Environmental Indemnification Agreement.

         19. Indemnification. Article X of the Option and Purchase Agreement is hereby amended by substituting "Petro Source Corporation" and "Petro Source Refining Corporation" for "PSC" in the case of each and every occurrence of "PSC" in Article X. Subsection 10.01(b) is further amended by adding the words "or its affiliates" immediately following the words "or obligation of the indemnifying party."

         20. Tax Election. Foreland shall timely and effectively file an election pursuant to Internal Revenue Code Section 338(h)(10) to treat the transaction as an asset purchase for tax purposes, and Foreland and Petro Source Corporation shall record the transaction contemplated by this Agreement for tax purposes consistent with such election. The parties also agree to mutually cooperate in allocating the Purchase Price among the Business and Business Assets acquired by Foreland and to treat the transaction consistent with such allocation for tax purposes.

         21. Payment of Cost of Survey. On or before ten days following the Closing, Foreland shall reimburse Petro Source Corporation for the cost incurred by Petro Source Corporation in obtaining a survey of the properties pursuant to the Option and purchase Agreement.

         22. Ratification of Option and Purchase Agreement. Except as specifically provided by this Amendment, the parties hereby specifically ratify, confirm, and adopt and binding and enforceable, all of the terms and conditions of the Option and Purchase Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                         FORELAND CORPORATION


                                         By /s/ N. Thomas Steele, President

                                         PETRO SOURCE CORPORATION


                                         By /s/ A. Howard McCollum, President


                                         FORELAND REFINING CORPORATION


                                         By /s/ A Howard McCollum, President


                                         PETROSOURCE TRANSPORTATION


                                         By /s/ A. Howard McCollum, President